Exhibit 24(b)(8.57)

Amendment No. 1 to the DFA Investment Dimensions Group Inc.

Dimensional Investment Group Inc.

Administrative Service Agreement

            THIS AMENDMENT , dated as of May 20, 2009, by and among ING Financial Advisers, LLC (“ING Financial”), ING Life Insurance and Annuity Company (“ING Life”) (together with ING Financial, the “Sub-Administrator”), DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc. (either, “Company”) amends that certain Administrative Service Agreement dated as of July 9, 2008 (the “Agreement”).  Capitalized terms not otherwise defined in this Amendment have the meanings assigned to them in the Agreement.

WITNESSETH:

WHEREAS, the parties wish to extend the deadline for submission of final written instructions from 7:30 a.m. Eastern Time on a business day to 8:00 a.m. Eastern Time on a business day;

NOW THEREFORE, the Sub-Administrator and Company hereby amend the agreement as follows:

1.      Amendment of Agreement.  The Agreement is hereby amended as follows:

a.       by amending and restating the second and third paragraphs of Section 6(b) of Schedule A to the Agreement in its entirety by the following:

“In the event that NSCC systems are not functioning on a given Business Day, the Sub-Administrator may transmit Instructions to the Company, its transfer agent or as otherwise directed by the Company via facsimile by 8:00 a.m. Eastern Time on the next Business Day following the Trade Date.  However, this paragraph will not be applicable to Instructions which have already been entered into via NSCC but not received by the Company or its transfer agent.  The Sub-Administrator must notify the Fund of the existence of any such Instructions and the Fund and its transfer agent will use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner.

In the event that the Sub-Administrator is unable to transmit Instructions by the NSCC deadlines set forth above, then the Sub-Administrator shall send such Instructions by facsimile no later than 8:00 a.m. Eastern Time on the next Business Day following the Trade Date, and the Fund and its transfer agent shall use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner; provided, however, that manual trading has been mutually agreed upon by the parties to be used infrequently.  If the Company and/or Dimensional in their sole discretion determine that the Sub-Administrator is excessive in its use of the manual trading alternative, the Company or Dimensional will notify the Sub-Administrator in writing of such excessive use of the manual trading alternative.  The notice (the “Notice”) will state the effective date (the “Manual Trading Effective Date”) upon which the Sub-Administrator must cease all trading through the NSCC system, and the Sub-Administrator must transmit all Instructions to the Company, its transfer agent or as otherwise directed by the Company or Dimensional via facsimile by 8:00 a.m. Eastern Time on the next Business Day following the Trade Date.  The Manual Trading Effective Date shall be at least seven (7) Business Days from the Notice date.  On the Manual Trading Effective Date, Sections 6(a) through 6(c) of this Agreement shall be replaced in their entirety with Exhibit 1.”

b.      by amending and restating the first paragraph of Section 1.1(a) of Exhibit 1 to the Agreement in its entirety by the following:

“Transmission of Instructions.  For purposes of this Section 1.1, the Sub-Administrator shall be the designee of the Company for receipt of purchase orders and redemption requests based on instructions from each Plan (collectively, “Instructions”) and receipt by such designee shall constitute receipt by the Company; provided that the Sub-Administrator receives the Instructions in proper form from a Plan no later than the close of regular trading on the New York Stock Exchange (“NYSE”) (ordinarily by 4:00 p.m. ET).  For each Fund and for each Account maintained by the Company with such Fund, prior to 8:00 a.m. Eastern Time on each Business Day, the Sub-Administrator shall transmit to the Company, its transfer agent or as otherwise directed by the Company or Dimensional a single aggregate purchase or redemption order that reflects the "net" effect of all purchase or redemptions of Shares based upon Instructions received prior to close of regular trading on the NYSE on the preceding Business Day.”

2.      Effectiveness. The actions set forth in this Amendment shall be effective as of the date first set forth above.

3.      Full Force and Effect.  Except set forth herein, all provisions of the Agreement shall remain in full force and effect.

4.      Further Assurances. Each of the parties hereto hereby agrees that, at any time and from time to time, upon the request of any other party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other party may reasonably request to effectuate the purposes of this Amendment.

5.      Counterparts. This Amendment may be executed and delivered by each party hereto via facsimile and in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

6.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the provisions thereof governing choice of law.

[signature page follows]

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IN WITNESS WHEREOF, the Sub-Administrator and Company have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

Sub-Administrator                                           ING LIFE INSURANCE AND ANNUITY COMPANY

By:                   /s/ Lisa S. Gilarde

Name:             Lisa S. Gilarde

Title:                Vice President

                                                                        ING FINANCIAL ADVISERS, LLC

By:                   /s/ David Kelsey

Name:             David Kelsey

                                                                        Title:                COO/VP

The Company on behalf of the Funds:                        DFA INVESTMENT DIMENSIONS GROUP INC.

on behalf of its portfolios listed on Schedule B as amended from time to time by the Company in its sole discretion

By:                   /s/ Catherine L. Newell

Name:             Catherine L. Newell

Title:                Vice President and Secretary

DIMENSIONAL INVESTMENT GROUP INC.

on behalf of its portfolios listed on Schedule B as amended from time to time by the Company in its sole discretion

By:                   /s/ Julie C. Henderson

Name:             Julie C. Henderson

Title:                Vice President and Controller

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